Exhibit 3.5

STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

FIRST: The name of the trust is BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT LIQUIDATING TRUST.

SECOND: The name and address of the Delaware trustee is CSC Trust Company of Delaware, 2711 Centerville Road, Suite 210, Wilmington, Delaware 19808.

In Witness Whereof, the undersigned has executed this Certificate of Trust this 16th day of February, 2011.

Managing Trustee:

Behringer Harvard Advisors I LP

By:	Harvard Property Trust, LLC
its General Partner

	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President-Corporate
Development and Legal and Secretary

Delaware Trustee:

CSC Trust Company of Delaware

By:	/s/ Alan R. Halpern
Alan R. Halpern
Vice President